Exhibit (p)(2)

Code of Ethics Statement – amended 12/24

Background

In accordance with SEC regulations, VELA Investment Management, LLC (“VELA”) has adopted a code of ethics to:

➢	Set forth standards of conduct expected of all SPs including compliance with federal securities laws Rule 204A-1 of the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act of 1940;

➢	Safeguard material non-public information about client transactions; and

➢	Require Access Persons to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act.

Introduction

As an investment advisory firm, VELA has an overarching fiduciary duty to its clients. They deserve VELAs undivided loyalty and effort, and their interests come first. VELA has an obligation to uphold that fiduciary duty and see that its personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.

VELA holds its SPs accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:

➢	Always place the interest of the clients first and never benefit at the expense of advisory clients;

➢	Always act in an honest and ethical manner, including in connection with the handling and avoidance of actual or potential conflicts of interest between personal and professional relationships;

➢	Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients;

➢	Fully comply with applicable laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies; and

➢	Proactively promote ethical and honest behavior with VELA including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

Failure to comply with VELA’s Code of Ethics may result in disciplinary action, up to and including termination of employment.

Definitions

“Access Person” includes any supervised person who has access to non-public information regarding any client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any client account or any fund the adviser or its control affiliates manage, or is involved in making securities recommendations to clients, or has access to such recommendations that are non-public. All of the firm’s directors, officers, and partners are presumed to be Access Persons. VELA has designated all SPs as Access Persons.

“Advisers Act” means Investment Advisers Act of 1940.

“Adviser” means VELA.

“Automatic Investment Plan” (i) shall mean any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation and (ii) shall include dividend reinvestment plans.

“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934: a direct or indirect “pecuniary interest” that is held or shared by a person directly or indirectly in a security, through any contract, arrangement, understanding, relationship or otherwise, which offers the opportunity to directly or indirectly profit or share in any profit from a transaction. An Access Person is presumed to have beneficial ownership of any immediate family member’s account. Exceptions for the immediate family requirement may be granted by the CCO or President.

“CCO” means Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940.

For the purposes of this Code of Ethics, a “Conflict of Interest” will be deemed to be present when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the adviser as a whole.

“Immediate Family” means any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

“Investment personnel” means any Supervised Person of the investment adviser or of any company in a control relationship to the investment adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

“Reportable Fund” means (i) any Fund for which VELA serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act, or (ii) any Fund whose investment adviser (including sub-advisers) or principal underwriter controls, is controlled by, or is under common control with VELA. Control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

“Reportable Account” means any bank, brokerage, trust, retirement, insurance, investment, or similar account, including accounts of immediate family members who reside in the same household as the access person, in which Reportable Securities are purchased, sold, or held. Reportable Account does not include accounts held directly with the distributors of registered investment companies in which only shares of that same investment company’s open-ended mutual funds are purchased, sold or held (a practice commonly known as “fund direct.”).

Access Persons are not required to report 529 plan accounts as long as VELA or an affiliate does not manage, distribute, market or underwrite the 529 Plan or the investments and strategies underlying the 529 Plan (college savings plan).

“Reportable Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, except:

➢	Direct obligations of the Government of the United States;

➢	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

➢	Shares issued by money market funds;

➢	Shares issued by open-end funds other than reportable funds;

➢	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable fund

“SPs” (SP(s)) means directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions); SPs of the adviser; and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

“Blind Trust” means an arrangement in which a trustee manages a security account for an Access Person who has no knowledge of or power to interfere with the trustee’s actions.

“Third Party Managed Account” means an account managed by a third party such as a trust or other securities account.

Compliance Procedures

Compliance with Laws and Regulations

SPs of VELA must comply with applicable state and federal securities laws. Specifically, SPs are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

➢	To defraud such client in any manner;

➢	To mislead such client, including making any statement that omits material facts;

➢	To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such client;

➢	To engage in any manipulative practice with respect to such client; and

➢	To engage in any manipulative practice with respect to securities, including price manipulation.

Prohibited Purchases and Sales

Illegal insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information about the security. The SEC defines information as material if “there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision.” Information is non-public if it has not been disseminated in a manner making it available to investors generally.

VELA strictly prohibits trading personally or on the behalf of others, directly or indirectly, based on the use of material, non-public or confidential information. VELA additionally prohibits the communicating of material non-public information to others in violation of the law. SPs who are aware of the misuse of material non-public information should report such to the CCO. This policy applies to all of VELA’s SPs without exception.

Please note that it is the SEC’s position that the term “material non-public information” relates not only to issuers but also to the adviser’s securities recommendations and client securities holdings and transactions. Currently, no SPs of VELA serve as officers or directors at a public company.

Anti-Insider Trading Policy

Background

VELA has established written policies and procedures reasonably designed, taking into consideration the nature of VELA’s business, to prevent the misuse of material, non-public information by VELA and its SPs.

Compliance Requirements

The CCO is responsible for:

➢	Ensuring SPs and sign a statement acknowledging and agreeing to abide by VELA’s prohibition on insider trading;

➢	Reviewing brokerage confirmations and statements for inappropriate transactions and;

➢	Maintaining records of the reviews and results.

Material Interest of the Investment Adviser and Personal Trading Activities of SPs

Material Interest

VELA will recommend to clients, or buy or sell for client accounts, securities in which the firm or a related person has a material financial interest. (Examples of a material financial interest would include acting as a principal, general partner of a partnership/fund where clients are solicited to invest or acting as an investment adviser to an investment company that the firm recommends to clients.)

Investing Personal Money in the Same Securities as Clients

From time to time, representatives of VELA may buy or sell securities for themselves that they also recommend to clients. The CCO will always document any transactions that could be construed as conflicts of interest.

Initial Public Offerings (IPOs)

No Access Person or other SP may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering.

Limited or Private Offerings

No Access Person or other SP may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining the prior approval of the CFO. Investment personnel are required to disclose such investment to any client considering an investment in the issuer of such Limited or Private Offering.

VELA Requirements –

If VELA manages a strategy or mutual fund in a specific asset class (i.e. international or small cap), SPs are only permitted to purchase the VELA strategy or mutual fund for that asset class in their personal accounts. SPs are not permitted to purchase non-VELA managed strategies or funds in that asset class for their personal accounts except for direct obligations of the US Government.

All SPs are prohibited from purchasing any individual equity (ETFs are considered to be individual equity securities) or fixed income (except direct obligations of the US Government) security. SPs are permitted to sell individual security holdings however the sale must be precleared or meet the de minimis guidelines.

These restrictions apply to all reportable accounts except for: managed accounts, blind trusts, dividend reinvestment, HSAs and retirement accounts such as a 401(k), unless it is a self- directed 401(k).

Reportable securities received as gifts or from an inheritance must be reported during the quarter in which they are acquired and are subject to the pre-clearance requirements when sold.

Miscellaneous Restrictions

Blackout Periods

From time to time, SPs of VELA may sell securities for themselves at or around the same time as clients. This may provide an opportunity for SPs of VELA to sell securities before or after recommending securities to clients resulting in SPs profiting off the recommendations they provide to clients. Such transactions may create a conflict of interest.

All SPs must preclear the sale of equity securities transactions (this includes ETFs) except if the transaction meets the requirements of the Code’s de minimis exception. Preclearance will be granted by the CFO or in the case of a preclearance request from the CFO by the President. In addition, no SP is permitted, unless it meets the de minimis exception requirements, to sell any equity security which has been sold in a client account for the past three trading days.

Managed Accounts

Access Persons who have a Blind Trust – an arrangement in which a trustee manages a security account for an Access Person who has no knowledge of or power to interfere with the trustee’s actions – must report the existence of the securities account annually on the Annual Holdings Reports. The pre-clearance and other reporting requirements of the Code of Ethics do not apply to a Blind Trust.

Access Persons who have Third-Party Managed Accounts (Managed Accounts) in which discretionary authority is granted to a third party (such as trusts, IRA rollovers, etc.) must report these accounts initially upon becoming an Access Person and annually thereafter. The Access Person must also provide a copy of the Managed Account agreement or other relevant documents to the CCO as part of the Initial Holdings Report or at the time the Managed Account is opened. The pre-clearance requirements of the Code of Ethics do not apply to transactions in Managed Accounts however, the Access Person must provide duplicate copies of confirmations and/or statements for the Managed Account.

For Access Persons whose accounts are managed by VELA, trades will be placed for these accounts at the same time as trades for clients in the managed strategy.

Margin Accounts

Investment personnel are prohibited from purchasing securities on margin.

Option Transactions

Investment personnel are prohibited from purchasing options.

Short Sales

Investment personnel are prohibited from selling any security short.

Conflicts of Interest

VELA has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. A conflict of interest may arise if a person’s personal interest interferes, or appears to interfere, with the interests of VELA or its clients. A conflict of interest can arise whenever a person takes action or has an interest that makes it difficult for him or her to perform his or her duties and responsibilities for VELA honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

➢	Access Persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which SPs have made material personal investments, accounts of close friends or relatives of SPs). This kind of favoritism would constitute a breach of fiduciary duty;

➢	Access Persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Access Persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Gifts and Entertainment

SPs are not permitted to give or accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel obligated to a person or firm. Similarly, SPs are not permitted to offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel obligated to VELA or the SP.

Gifts

No SP may receive any gift, service, or other thing of more than de minimis value ($100.00) from any individual or entity that does business with or on behalf of the adviser, unless it meets the definition of entertainment. Gifts of food or other items that can be shared among SPs, even if more than the de minimis value, are permitted. No SP may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without written pre-approval by the CCO or President. The annual receipt of gifts from the same source valued at $100 or less, per calendar year, shall be considered de minimis.

No SP may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of VELA.

Entertainment

The receipt of an occasional dinner, a round of golf, a ticket to a sporting event or the theater, or comparable entertainment is also considered to be of de minimis value if the person or entity providing the entertainment is present. Ticket values are to be the higher of the cost or the face value.

All gifts and entertainment greater than $50.00 (from an individual or an entity), given and received, should be reported to the Head of Marketing & Communications, no later than the end of the quarter in which the event occurred, to be tracked in the Gifts and Entertainment log. Each SP will be required to provide a Gift & Entertainment Attestation within 30 days after the end of a quarter.

Bribes and kickbacks are criminal acts, strictly prohibited by law. SPs must not offer, give, solicit or receive any form of bribe or kickback.

Service on Board of Directors

SPs are not permitted to serve as an officer or on the board of directors of publicly traded companies absent prior authorization by the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of VELA, and that such SP serving as an officer or director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

Confidentiality

SPs shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. SPs must keep information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.

Pre-Clearance

For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedure must be followed:

➢	Pre-clearance requests must be submitted by the requesting SP to the CFO in writing. The request must describe in detail what is being requested and any relevant information about the proposed activity;

➢	The CFO will respond in writing to the request as quickly as is practical, either approving or denying the request, or requesting additional information for clarification;

➢	Pre-clearance authorizations expire 48 hours after the approval, unless otherwise noted by the CFO on the written authorization response. The preclearance requirement also applies to limit orders.

➢	Records of pre-clearance requests and responses will be maintained by the CFO for monitoring purposes and ensuring the Code of Ethics is followed.

➢	Pre-clearance is not required for transactions in asset classes other than equity securities, i.e., fixed income securities.

➢	Pre-clearance of large cap securities which have a market cap of greater than $10B is required if the total value of the transaction is greater than $50,000.

➢	Pre-clearance of mid-cap securities which have a market cap between $5B and $10B is required if the total value of the transaction is greater than $25,000.

➢	Pre-clearance of small cap or thinly traded equities which have a market cap of less than $5B is required if the total value of the transaction is greater than $10,000.

➢	SPs are not permitted to execute several transactions to avoid the pre-clearance requirement.

Personal Securities Reporting and Monitoring

Holdings Reports

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person and annually thereafter, file a holdings report containing the following information:

➢	The title, exchange ticker symbol or CUSIP number (when available), type of security, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership when the person becomes an Access Person;

➢	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person (i.e. a spouse or partner’s 401(k));

➢	The date that the report was submitted by the Access Person.

The information in the holdings report must be current as of a date no more than forty-five (45) days prior to the date the report was submitted.

Transaction Reports

Every Access Person shall, no later than thirty (30) days after the end of the calendar quarter, file transaction reports containing the following information:

➢	For each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial interest, the Access Person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number (when available), type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

➢	The nature of the transaction (e.g., purchase, sale);

➢	The price of the security at which the transaction was effected;

➢	The name of any broker, dealer or bank with or through the transaction was effected;

➢	The date that the report was submitted by the Access Person.

Access Persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that the required information is contained in those confirmations and statements.

Report Confidentiality

Holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Exceptions to Reporting Requirements

Access Persons do not need to submit:

➢	Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

➢	A transaction report with respect to transactions affected pursuant to an automatic investment plan;

➢	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as it receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Review of Personal Securities

VELA is required by the Advisers Act and applicable state law to review Access Persons’ initial holdings report and to do so annually thereafter. Transaction reports are reviewed at least quarterly. The CCO is responsible for reviewing these transactions and holdings reports. The CCO’s personal securities transactions and reports shall be reviewed by designated firm personnel.

Access Persons are subject to the reporting requirements detailed above for personal accounts and all accounts in which they have any beneficial ownership in any reportable securities. For clarification, these terms are defined in this Code.

Certification of Compliance

Initial Certification

The firm is required to provide SPs with a copy of this Code. SPs are to certify in writing via an attestation statement that they have: (a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code.

Acknowledgement of Amendments

The firm must provide SPs with any amendments to this Code and SPs must submit a written acknowledgement that they have received, read, and understood the amendments to this Code.

Annual Certification

SPs annually must certify via an attestation statement that they have read, understood, and complied with this Code of Ethics and that the SP has made the reports required by this Code and has not engaged in any prohibited conduct.

The CCO will maintain records of these certifications of compliance.

Reporting Violations and Whistleblower Provisions

SPs must report violations of the firm’s Code of Ethics promptly to the CCO via email or in a private conversation. If the CCO is involved in the violation or is unreachable, SPs may report directly to the CCO’s Supervisor or another firm principal. Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. People may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported include (but are not limited to):

➢	Noncompliance with applicable laws, rules, and regulations;

➢	Fraud or illegal acts involving any aspect of the firm’s business;

➢	Material misstatements in regulatory filings, internal books and records, client’s records or reports;

➢	Activity that is harmful to clients, including fund shareholders;

➢	Deviations from required controls and procedures that safeguard clients and the firm; and

➢	Violations of the firm’s Code of Ethics.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Compliance Officer Duties

Training and Education

The CCO is responsible for training and educating SPs regarding this Code. Training will occur periodically as needed and SPs are required to attend any training sessions or read any applicable materials.

Recordkeeping

CCO will ensure that VELA maintains the following records in a readily accessible place:

➢	A copy of each Code of Ethics that has been in effect at any time during the past five years;

➢	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

➢	A record of written acknowledgements and/or attestation statements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a SP. These records must be kept for five years after the individual ceases to be a SP of the firm;

➢	Holdings and transactions reports made pursuant to the code, including any brokerage confirmation and account statements made in lieu of these reports;

➢	A list of the names of people who are currently, or within the past five years were, Access and/or SPs;

➢	A record of any decision and supporting reasons for approving the acquisition of securities by access or SPs in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted;

➢	A record of any decisions that grant SPs or Access or SPs a waiver from or exception to the Code.

Annual Review

The CCO, in conjunction with members of the Compliance Team, will review at least annually the adequacy of this Code of Ethics and the effectiveness of its implementation and make any changes needed.

Sanctions

Any violations discovered by the CCO will be reported to the CFO and President. The report will include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. The recommendation will be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the CFO or President may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:

➢	Letter of censure;

➢	Suspension or termination of employment;

➢	Reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit;

➢	In serious cases, referral to law enforcement or regulatory authorities.

Initial and Annual Certification of Compliance with
VELA Investment Management
Code of Ethics

I certify that:

1.	I received a copy of VELA’s Code of Ethics and any amendments to the Code.

2.	I read the Code of Ethics and acknowledge that I am subject to it in the capacity of a Supervised Person and have complied with any Supervised Person reporting requirements.

3.	If I am considered an Access Person under the Code, I have complied with all reporting requirements including transactions in reportable securities, disclosure of all reportable securities and reportable accounts and obtained pre-clearance for reportable securities transactions.

4.	I have complied with the Code of Ethics in all other respects.

5.	I understand that I am required to and am submitting this certification initially upon becoming a Supervised Person of the Company (within 10 business days) and annually by January 30th of each year.

Signature

Print Name

Date:

Initial Holdings Report for Access Persons
VELA Investment Management

As an Access Person you are required to disclose, within 10 business days of becoming an Access Person, all Reportable Securities holdings in which you have a direct or indirect beneficial ownership (which includes securities held by Immediate Family members, as defined by the Code of Ethics, who share the same household as you) and are held in accounts over which you have direct or indirect influence or control. In addition, you are required to report the name of any broker-dealer or bank with which you maintain an account for any securities held for your direct or indirect benefit.

Reportable Securities include: any stock, bond (including municipal securities), future, investment option or contract, exchange traded fund (“ETF”) whether registered as an open-end management company or as a unit investment trust, or other security.

Reportable Securities do not include direct obligations of the U.S. Government, bankers’ acceptances, bank CDs, commercial paper and high-quality short-term debt instruments, including repurchase agreements, shares of open-end mutual funds including money market funds and shares issued by unit investment trusts.

Attached is a complete and accurate list of all reportable securities and a complete and accurate list of all accounts where any securities are held for your direct or indirect benefit.

I certify that I have no knowledge of the existence of any personal conflict of interest which may involve any client account, such as the existence of any economic relationship between my transactions and Reportable Securities held or to be acquired by a client.

This information is current, as of the date I became an Access Person of VELA.

Signature

Print Name

Date

Access Persons Initial Holdings Report
VELA Investment Management

Name of Access Person

Date of Designation as Access Person

Please provide the required information by completing this form or by providing copies of account statements.

Title & Type of Security	Ticker Symbol or CUSIP	Financial/Brokerage Institution Where Held	Shares or Principal Amount

Signature of Access Person

Date of Submission

Access Persons Initial Report of Broker-Dealer
or Bank Accounts
VELA Investment Management

Name of Access Person

Date of Designation as Access Person

Name of Broker, Dealer or Bank where Account in which Any Securities are Held for my Direct or Indirect Benefit

Signature of Access Person

Date of Submission

Annual Holdings Report for Access Persons
VELA Investment Management
For Calendar Year Ending December 31, _____

As an Access Person you are required to disclose, within 30 calendar days after the end of a calendar year, all Reportable Securities holdings in which you have a direct or indirect beneficial ownership (which includes securities held by Immediate Family members, as defined by the Code of Ethics, who share the same household as you) and are held in accounts over which you have direct or indirect influence or control. In addition, you are required to report the name of any broker-dealer or bank with which you maintain an account for any securities held for your direct or indirect benefit.

Reportable Securities include: any stock, bond (including municipal securities), future, investment option or contract, exchange traded fund (“ETF”) whether registered as an open-end management company or as a unit investment trust, or other security.

Reportable Securities do not include: direct obligations of the U.S. Government, bankers’ acceptances, bank CDs, commercial paper and high quality short-term debt instruments, including repurchase agreements, shares of open-end mutual funds including money market funds and shares issued by unit investment trusts.

Attached is a complete and accurate list of all reportable securities and a complete and accurate list of all accounts where any securities are held for your direct or indirect benefit.

I certify that I have no knowledge of the existence of any personal conflict of interest which may involve any client account, such as the existence of any economic relationship between my transactions and Reportable Securities held or to be acquired by a client.

This information is current within 45 days of the date of submission.

Signature

Print Name

Date

Access Persons Annual Holdings Report
VELA Investment Management
As of Calendar Year Ending December 31, _____

Name of Access Person

Please provide the requested information by completing this form or by providing copies of account statements.

Title & Type of Security	Ticker Symbol or CUSIP	Financial/Brokerage Institution Where Held	Shares or Principal Amount

Signature of Access Person

Date of Submission

Access Persons Annual Report of Broker-Dealer
or Bank Accounts
VELA Investment Management
As of Calendar Year Ending December 31, _____

Name of Access Person

Name of Broker, Dealer or Bank where Account in which Any Securities are Held for my Direct or Indirect Benefit

Signature of Access Person

Date of Submission

QUARTERLY REPORT OF PERSONAL SECURITIES
TRANSACTIONS
For the Quarter:

Each Access Person of VELA Investment Management must report within 30 days of the end of each calendar quarter any reportable securities transactions in which the Access Person, or a member of their immediate family living in the same household, has a direct or indirect beneficial ownership for accounts over which the Access Person, or a member of their immediate family living in the same household, has direct or indirect influence or control.

Reportable securities include all securities (including ETFs) except for:

1)	Direct obligations of the US Government

2)	Bankers acceptances, Bank CDs, commercial paper and high-quality short-term debt instruments, including repurchase agreements

3)	Open-end mutual funds, including money market funds

4)	Unit Investment Trusts invested exclusively in one or more open-end funds

____ I have transactions in reportable securities for the calendar quarter listed above and are reporting them in the following manner: (check those that apply)

( )	the attached monthly/quarterly account statements,

( )	confirmations/statements sent directly by my broker/dealer,

( )	the attached report

____ I certify that I have no transactions in Reportable Securities to report for the calendar quarter listed above.

____ I have 3rd party managed accounts at _______________________ for which I have provided statements (sent directly or attached).

This Report must be signed, dated and returned to the Chief Compliance Officer by:

Access Persons Signature	Date

Received by CCO on: _____________	Reviewed by CCO on: _____________

VELA Investment Management
Personal Securities Trading Request Form

Name:

Details of Proposed Transaction:

Date of Sale Transaction
Indicate Name of Issuer and Symbol
Type of Security (e.g., Note, Common Stock, Preferred Stock)
Quantity of Shares or Units
Price Per Share/Units
Approximate Dollar Amount
Account for Which Transaction will be Made
Name of Broker

Date of Request: _________________

You ☐ may / ☐ may not execute the proposed transaction described above.

Authorized Signature (CFO or President)

Date of Response:

VELA Investment Management Limited Offering Approval Request

(attach a copy of the Limited Offering Memorandum, Private Placement Memorandum, or any other relevant documents)

Name (Please Print)

1.	Name of corporation, partnership, or other entity the Organization”):

2.	Is the Organization: ☐ Public ☐ Private

3.	Type of security or fund:

4.	Nature of participation (e.g., Stockholder, General Partner, Limited Partner). Indicate all applicable:

5.	Planned date of transaction:

6.	Size of offering (if a fund, size of fund):

7.	Size of your participation:

8.	Would the investment carry limited or unlimited liability? ☐ Limited ☐ Unlimited

9.	Would the investment require any use of the Company’s (as defined in the Code of Ethics) premises, facilities or materials? ☐ Yes ☐ No

If “yes”, please describe:

10.	Are other Supervised Persons or Clients of the Company involved? ☐ Yes ☐ No

If “yes”, please describe:

11.	Describe the business to be conducted by the Organization:

If Organization is a fund:

●	Describe investment objectives of the fund (e.g., value, growth, core, or specialty)

●	Does a client account that you manage have an investment objective that would make this limited offering an opportunity that should be first made available to the client account?

☐ Yes ☐ No If “yes”, please describe which client or fund:

12.	Will you participate in any investment decisions? ☐ Yes ☐ No If “yes”, please describe:

13.	Describe how you became aware of this investment opportunity:

I understand that approval, if granted, is based upon the information provided herein and I agree to observe any conditions imposed upon such approval. I will notify the CFO in writing if any aspect of the investment is proposed to be changed, (e.g., investment focus of fund, compensation, involvement in Organization’s management) and I hereby acknowledge that such changes may require further approvals or dis-investment by me.

I represent (i) that I have read and understand the Code of Ethics of VELA with respect to personal trading and recognize that I am subject thereto; (ii) that the above trade is in compliance with the code; (iii) that to the best of my knowledge the above trade does not represent a conflict of interest, or an appearance of a conflict of interest, with any client account; and (iv) that I have no knowledge of any pending client orders in this security nor is the above trade in a related security which indirectly would result in a transaction in a security in which there are pending client orders. Furthermore, I acknowledge that no action should be taken by me to affect the trade(s) listed above until I have received formal approval.

Signature	Date

Date Received by CFO: __________________ ☐ Approved     ☐ Not Approved

(Name): ________________ (Title): _________________

Date: ______________

VELA Investment Management
Managed Account Certification

I maintain a securities account for which I have or will acquire direct or indirect beneficial ownership which is managed by a third party (Managed Account). The details of the Managed Account are as follows (please complete a separate Managed Account Certification for each Managed Account):

Name of Account:

Name of Trustee or Third-Party Manager:

Account Number:

Briefly describe your relationship with the Trustee or Third-Party Manager:

I certify that I have no direct or indirect influence or control over the Managed Account in that:

I do not suggest any particular purchases or sales of securities in the Managed Account to the Trustee or third-party manager.

I do not direct any particular purchases or sales of securities in the Managed Account to the Trustee or third-party manager.

I do not consult with the Trustee or third-party manager regarding the particular allocation of investments in the Managed Account other than to provide information regarding changes in my risk tolerance.

I have provided a copy of the Managed Account document to the CCO and understand that I must provide duplicate copies of transaction or account statement to the CCO in accordance with the reporting requirements of VELA’s Code of Ethics.

Access Person Printed Name:

Access Person Signature:

Date: